Exhibit 99.1

Press Release

Contact:	United Community Bancorp
Elmer G. McLaughlin, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Second Quarter Results

Lawrenceburg, Indiana – February 3, 2015 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income increased $86,000, or 14.8%, to $668,000, or $0.15 per diluted share, for the quarter ended December 31, 2014, compared to net income of $582,000, or $0.12 per diluted share, for the quarter ended December 31, 2013. Net income for the six months ended December 31, 2014 was $1.1 million, or $0.25 per diluted share, compared to net income of $1.3 million, or $0.28 per diluted share, for the six months ended December 31, 2013.

United Community Bancorp
Summarized Statements of Income
(In thousands, except per share data)
	For the six months ended
	12/31/2014	12/31/2013
	(Unaudited)	(Unaudited)
Interest income	$7,568	$7,527
Interest expense	1,260	1,386
Net interest income	6,308	6,141

Provision for (recovery of) loan losses	45	(367)
Net interest income after recovery of loan losses	6,263	6,508

Total other income	1,857	2,063
Total noninterest expense	6,818	6,742
Income before income taxes	1,302	1,829

Income tax provision	155	485
Net income	$1,147	$1,344

Basic and diluted earnings per share	$0.25	$0.28
Weighted average shares outstanding	4,502,524	4,875,257

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
(In thousands, as of)	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013

ASSETS
Cash and Cash Equivalents	$21,016	$39,375	$24,970	$27,836	$21,553
Investment Securities	198,231	195,975	219,319	210,181	204,677
Loans Receivable, net	249,611	245,961	244,384	246,162	247,165
Other Assets	40,080	41,532	41,792	41,636	38,817
Total Assets	$508,938	$522,843	$530,465	$525,815	$512,212

LIABILITIES
Municipal Deposits	$98,082	$110,646	$114,270	$107,127	$103,240
Other Deposits	322,470	323,877	325,366	327,022	317,226
FHLB Advances	15,000	15,000	15,000	15,000	15,000
Other Liabilities	2,598	3,029	2,899	2,882	2,530
Total Liabilities	438,150	452,552	457,535	452,031	437,996
Commitments and contingencies	-	-	-	-	-
Total Stockholders' Equity	70,788	70,291	72,930	73,784	74,216
Total Liabilities & Stockholders' Equity	$508,938	$522,843	$530,465	$525,815	$512,212

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,807	$3,761	$3,679	$3,752	$3,768
Interest Expense	583	677	648	622	638
Net Interest Income	3,224	3,084	3,031	3,130	3,130
Provision for (Recovery of) Loan Losses	36	9	160	75	75
Net Interest Income after Provision
for Loan Losses	3,188	3,075	2,871	3,055	3,055
Total Other Income	973	884	747	887	1,011
Total Noninterest Expense	3,412	3,406	3,244	3,206	3,294
Income before Tax Provision	749	553	374	736	772
Income Tax Provision	81	74	21	153	190
Net Income	$668	$479	$353	$583	$582
Basic and Diluted Earnings per Share	$0.15	$0.10	$0.07	$0.12	$0.12
Weighted Average Shares Outstanding:
Basic and Diluted	4,421,455	4,583,593	4,774,567	4,814,774	4,875,257

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Performance Ratios:
Return on average assets (1)	0.52%	0.36%	0.27%	0.45%	0.45%
Return on average equity (1)	3.78%	2.68%	1.91%	3.14%	3.14%
Interest rate spread (2)	2.69%	2.51%	2.43%	2.55%	2.58%
Net interest margin (3)	2.72%	2.55%	2.47%	2.60%	2.62%
Noninterest expense to average assets (1)	2.65%	2.59%	2.44%	2.46%	2.55%
Efficiency ratio (4)	81.30%	85.84%	85.87%	79.81%	79.55%
Average interest-earning assets to
average interest-bearing liabilities	107.41%	107.34%	107.79%	108.45%	108.81%
Average equity to average assets	13.74%	13.63%	13.89%	14.25%	14.36%

Bank Capital Ratios:
Tangible capital	12.27%	12.14%	11.88%	12.00%	12.30%
Core capital	12.27%	12.14%	11.88%	12.00%	12.30%
Total risk-based capital	25.99%	26.50%	26.89%	26.85%	27.33%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	2.97%	3.34%	3.97%	4.95%	3.48%
Nonperforming assets as a percent
of total assets	1.63%	1.75%	1.99%	2.48%	1.88%
Allowance for loan losses as a percent
of total loans	1.99%	2.20%	2.18%	2.17%	2.12%
Allowance for loan losses as a percent
of nonperforming loans	67.12%	65.92%	54.88%	43.92%	60.90%
Net charge-offs (recoveries) to average
outstanding loans during the period (1)	0.68%	(0.16)%	0.28%	(0.04)%	0.30%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended December 31, 2014:

Net income increased $86,000 to $668,000 for the quarter ended December 31, 2014, compared to net income of $582,000 for the quarter ended December 31, 2013.

Net interest income increased to $3.2 million for the quarter ended December 31, 2014 compared to $3.1 million for the quarter ended December 31, 2013. Interest income increased $39,000 and interest expense decreased $55,000 from the prior year period. The increase in interest income was primarily the result of an increase in the average rate earned on investments from 1.53% for the quarter ended December 31, 2013 to 1.91% for the quarter ended December 31, 2014, partially offset by a decrease in the average interest rate earned on loans from 4.82% for the quarter ended December 31, 2013 to 4.60% for the quarter ended December 31, 2014. The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.55% for the quarter ended December 31, 2013 to 0.49% for the quarter ended December 31, 2014. Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $36,000 for the quarter ended December 31, 2014 compared to $75,000 for the quarter ended December 31, 2013. The current quarter provision for loan losses is reflective of continued improvement in our asset quality. Nonperforming loans as a percentage of total loans decreased from 3.34% at September 30, 2014 to 2.97% at December 31, 2014 as compared to a decrease from 3.74% at September 30, 2013 to 3.48% at December 31, 2013. Nonperforming assets as a percentage of total assets decreased from 1.75% at September 30, 2014 to 1.63% at December 31, 2014 as compared to a decrease from 1.98% at September 30, 2013 to 1.88% at December 31, 2013.

Other income remained constant at $1.0 million for the quarters ended December 31, 2014 and 2013. Noninterest expense increased $118,000 to $3.4 million for the quarter ended December 31, 2014 compared to $3.3 million for the quarter ended December 31, 2013. The increase in noninterest expense was primarily the result of stock-based compensation expense of $65,000 in the quarter ended December 31, 2014 related to the vesting of stock options and restricted share awards issued in April 2014 with no such expense in the quarter ended December 31, 2013 and an increase of $78,000 in data processing expense was primarily related to implementation of new online and mobile banking services.

For the six months ended December 31, 2014:

Net income decreased $197,000 to $1.1 million for the six months ended December 31, 2014, compared to net income of $1.3 million for the six months ended December 31, 2013.

Net interest income increased $167,000, or 2.7%, to $6.3 million for the six months ended December 31, 2014 as compared to $6.1 million for the six months ended December 31, 2013. The increase was attributable to an increase in interest income of $41,000 and a decrease of $126,000 in interest expense. The increase in interest income was the result of an increase in the average rate earned on investments from 1.40% for the six months ended December 31, 2013 to 1.82% for the six months ended December 31, 2014, partially offset by a decrease in the average rate earned on loans from 4.88% for the six months ended December 31, 2013 to 4.62% for the six months ended December 31, 2014. The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.60% for the six months ended December 31, 2013 to 0.53% for the six months ended December 31, 2014. Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $45,000 for the six months ended December 31, 2014 compared to a recovery of loan losses of $367,000 for the six months ended December 31, 2013. The prior year period was impacted by a $379,000 recovery related to a commercial loan and a $124,000 recovery related to two one- to four-family loans. Nonperforming loans as a percentage of total loans decreased from 3.97% at June 30, 2014 to 2.97% at December 31, 2014 compared to a decrease from 4.87% at June 30, 2013 to 3.48% at December 31, 2013. Nonperforming assets as a percentage of total assets decreased from 1.99% at June 30, 2014 to 1.63% at December 31, 2014 compared to a decrease from 2.60% at June 30, 2013 to 1.88% at December 31, 2013.

Other income decreased $206,000, or 10.0%, to $1.9 million for the six months ended December 31, 2014 compared to $2.1 million for the prior year period. The decrease is primarily due to a $136,000 decrease in gain on sale of fixed assets resulting from the sale of our Osgood branch facility during the prior year period and a $158,000 decrease in other income due to an increase in the value of mortgage servicing rights during the prior year period.

Noninterest expense increased $76,000 to $6.8 million for the six months ended December 31, 2014 compared to $6.7 million for the prior year period. The increase in noninterest expense was primarily the result of stock-based compensation expense of $135,000 in the six months ended December 31, 2014 related to the vesting of stock options and restricted share awards issued in April 2014 with no such expense in the prior year period.

Total assets were $508.9 million at December 31, 2014, compared to $530.5 million at June 30, 2014. The decrease is primarily due to a $19.1 million decrease in deposits.

Total liabilities decreased $19.4 million from $457.5 million at June 30, 2014 to $438.1 million at December 31, 2014 due to a $19.1 million decrease in deposits during the current year period, primarily as a result of a decrease in municipal deposits.

Total stockholders’ equity decreased $2.1 million from $72.9 million at June 30, 2014 to $70.8 million at December 31, 2014. The decrease is primarily due to treasury stock repurchases totaling $3.9 million and dividends paid totaling $581,000 during the six months ended December 31, 2014, partially offset by net income of $1.1 million and an increase in unrealized gains totaling $753,000 during the current year period. There were 4,634,608 and 5,149,564 outstanding shares of common stock at December 31, 2014 and 2013, respectively. At December 31, 2014, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2014 filed with the SEC on September 26, 2014 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.